As filed with the Securities and Exchange Commission on May 26, 2006

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CPI INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	75-3142681
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

811 Hansen Way
Palo Alto, California 94303-1110
(Address of Principal Executive Offices, Including Zip Code)

CPI International, Inc. 2006 Equity and Performance Incentive Plan

(Full Title of the Plan)

Joel A. Littman
811 Hansen Way
Palo Alto, California 94303-1110
(Name and Address of Agent For Service)

(650) 846-2900

Telephone Number, Including Area Code, of Agent For Service

Copy to:

Richard C. Wirthlin, Esq.
Irell & Manella LLP
1800 Avenue of the Stars, Suite 900
Los Angeles, California 90067
(310) 277-1010

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be registered(1)	Proposed Maximum Offering Price Per Share(2)(3)	Proposed Maximum Aggregate Offering Price(2)(3)	Amount of Registration Fee
Common Stock, par value $0.01 per share	1,401,144	$ 17.02	$ 23,847,470.88	$ 2,551.73

(1)          This Registration Statement will also cover any additional shares of Common Stock that become issuable under the above-mentioned plans by reason of any stock dividend, stock split, recapitalization, reorganization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of outstanding shares of the Registrant’s Common Stock.

(2)          Estimated solely for purposes of calculating the registration fee.

(3)          Computed in accordance with Rule 457(h) under the Securities Act of 1933, on the basis of $17.02 per share, which was the average of the high and low prices of the Common Stock as quoted on the Nasdaq National Market on May 25, 2006.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information required in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference to this Registration Statement pursuant to Item 3 of Part II, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

This Registration Statement includes two forms of prospectus. The documents constituting the prospectus under Part I of this Registration Statement (the “Plan Prospectus”) will be sent or given to participants in the CPI International, Inc. 2006 Equity and Performance Incentive Plan (the “Plan”) as specified by Rule 428(b)(1) under the Securities Act. The second prospectus (the “Resale Prospectus”) may be used in connection with reoffers and resales, made on a delayed or continuous basis in the future, as provided by Rule 415 under the Securities Act, of shares of our common stock acquired by certain Plan participants prior to the date of this Registration Statement. The Plan Prospectus has been omitted from this Registration Statement as permitted by Part I of Form S-8. The Resale Prospectus is filed as part of this Registration Statement as required by Form S-8.

RESALE PROSPECTUS

CPI International, Inc.

811 Hansen Way

Palo Alto, California  94303

(650) 846-2900

9,999 SHARES OF COMMON STOCK

This resale prospectus relates to the offer and sale of up to 9,999 shares of our common stock from time to time by the selling stockholders identified beginning on page 16 of this resale prospectus.

Our common stock is traded on the Nasdaq Stock Market’s Nasdaq National Market under the symbol “CPII.”

We will not receive any of the proceeds from the sales by the selling stockholders. The selling stockholders may sell the shares of our common stock offered under this prospectus in the open market at prevailing market prices, or in private transactions at negotiated prices. They may sell the shares directly, or may sell them through underwriters, brokers or dealers. Underwriters, brokers, or dealers may receive discounts, concessions or commissions from the selling stockholders or from the purchasers, and this compensation might be in excess of the compensation customary in the type of transaction involved. See “Plan of Distribution.”  However, the selling stockholders are not obligated to sell their shares of common stock at all.

Upon any sale of our common stock by a selling stockholder, any participating agents, brokers, dealers or market makers may be deemed to be underwriters as that term is defined in the Securities Act of 1933, as amended, and commissions or discounts or any profit realized on the resale of such securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

No underwriter is being utilized in connection with this offering. We will pay all expenses incurred in connection with this offering and the preparation of this resale prospectus. Brokerage commissions and similar selling expenses, if any, attributable to the offer or sale of the shares will be borne by the selling stockholders.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. PLEASE SEE “RISK FACTORS” BEGINNING ON PAGE 6.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS RESALE PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this resale prospectus is May 26, 2006

You should only rely on the information incorporated by reference or provided in this resale prospectus or any supplement. Neither we nor the selling stockholders have authorized anyone else to provide you with different information. The common stock offered hereby is not being offered in any state where the offer is not permitted. You should not assume that the information in this resale prospectus or any supplement is accurate as of any date other than the date on the front of this resale prospectus or such supplement.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the requirements of the Securities Exchange Act of 1934. Accordingly, we file proxy statements and annual, quarterly and special reports with the Securities and Exchange Commission (the “Commission”). You may read and copy this information, for a copying fee, at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission. We also make available, free of charge through our Internet web site our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and all amendments to those reports, as soon as reasonably practicable after that material is filed with or furnished to the Commission. Our Internet web site address is http://www.cpii.com. Please note that we have not incorporated by reference into this resale prospectus the information on our website, and you should not consider it to be a part of this resale prospectus.

We have filed with the Commission a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, to register with the Commission the resale of the shares of the common stock described in this resale prospectus. This resale prospectus is part of that Registration Statement, and provides you with a general description of the shares of the common stock being registered, but does not include all of the information you can find in the Registration Statement or the exhibits. You should refer to the Registration Statement and its exhibits for more information about us and the shares of common stock being registered.

INFORMATION INCORPORATED BY REFERENCE

The Commission allows us to “incorporate by reference” information into this resale prospectus, which means that we can disclose important information to you by referring to another document filed separately by us with the Commission. The information incorporated by reference is deemed to be part of this resale prospectus, except for information superseded by this resale prospectus. This resale prospectus incorporates by reference the documents set forth below that we have previously filed with the Commission as of their respective filing dates. These documents contain important information about us and our finances.

1.               Our annual report on Form 10-K for the fiscal year ended September 30, 2005, and our Form 10-K/A for such fiscal year;

2.               Our quarterly report on Form 10-Q for the quarter ended December 30, 2005;

3.               Our quarterly report on Form 10-Q for the quarter ended March 31, 2006;

4.               Our current report on Form 8-K filed on February 16, 2006;

5.               Our current report on Form 8-K filed on May 3, 2006;

6.               Our prospectus dated April 27, 2006, as filed by us under Rule 424(b)(4) on May 1, 2006; and

7.               The description of our common stock set forth, or incorporated by reference, in our Registration Statement on Form 8-A filed pursuant to Section 12 of the Securities Exchange Act of 1934 on April 24, 2006, and any amendment or report filed for the purpose of updating any such description.

We are also incorporating by reference additional documents that we may file with the Commission in the future under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering. Nothing in this resale prospectus shall or shall be deemed to incorporate information furnished by us, but not filed with the Commission, pursuant to Item 2.02, Item 7.01 or Item 9.01 of Form 8-K.

Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document which also is incorporated or deemed to be incorporated herein by reference modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

We will provide, without charge, to each person, including any beneficial owner, to whom this resale prospectus is delivered, upon written or oral request of such person, a copy of any document incorporated by reference into this resale prospectus (not including exhibits to such documents unless such exhibits are specifically incorporated by reference into the information incorporated into this resale prospectus). Request for such information should be directed to:

Joel A. Littman
Chief Financial Officer

CPI International, Inc.

811 Hansen Way

Palo Alto, California

Telephone: (650) 846-2900

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This resale prospectus and the documents incorporated by reference herein contain forward-looking statements. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “ongoing,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking.

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the section entitled “Risk factors” in this prospectus. Accordingly, you should not unduly rely on these forward-looking statements, which speak only as of the date of this resale prospectus. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this resale prospectus or to reflect the occurrence of unanticipated events.

NOTE REGARDING STOCK SPLIT

On April 7, 2006 we effected a 3.059 for one stock split. All references in this resale prospectus to numbers of shares of our common stock and to related per-share prices (including references to periods prior to the effective date of the stock split) reflect the stock split.

RISK FACTORS

Before you invest in our common stock, you should carefully consider the following risks as well as other information set forth in this resale prospectus. If any of the following risks actually occurs, our business, financial condition or results of operations may suffer. As a result, the trading price of our common stock could decline, and you could lose all or part of your investment.

RISKS RELATING TO OUR BUSINESS

We face competition in the markets in which we sell our products.

The U.S. and foreign markets in which we sell our products are competitive. Our ability to compete in these markets depends on our ability to provide high quality products with short lead times at competitive prices, as well our ability to create innovative new products. In addition, our competitors could introduce new products with greater capabilities, which could have a material adverse effect on our business. Certain of our competitors are owned by companies that have substantially greater financial resources than we do. Also, our foreign competitors are not subject to U.S. Government export restrictions, which may make it easier in certain circumstances for them to sell to foreign customers. If we are unable to compete successfully against our current or future competitors, our business and sales will be harmed.

The end markets in which we operate are subject to technological change, and changes in technology could adversely affect our sales.

Both our defense and commercial end markets are subject to technological change. Advances in existing technology, or the development of new technology, could adversely affect our business and results of operations. Historically, we have relied on a combination of internal research and development and customer-funded research activities. To succeed in the future, we must continually engage in effective and timely research and development efforts in order to introduce innovative new products for technologically sophisticated customers and end markets and benefit from activities of our customers. We may not be able to continue to allocate sufficient financial and other resources to our research and development activities or receive customer funding for research and development. If we fail to adapt successfully to technological changes or fail to obtain access to important technologies, our sales could suffer.

If we are unable to retain key management and other personnel, our business and results of operations could be adversely affected.

Our business and future performance depends on the continued contributions of key management personnel. Our current management team has an average of 25 years experience with us in various capacities. Since assuming their current leadership roles in 2002, this team has increased our sales, reduced our costs and grown our business. The unanticipated departure of any key member of our management team could have an adverse effect on our business and our results of operations. In addition, some of our technical personnel, such as our key engineers, could be difficult to replace.

A significant portion of our sales is, and is expected to continue to be, from contracts with the U.S. Government, and any significant reduction in the U.S. defense budget or any disruption or decline in U.S. Government expenditures could negatively affect our results of operations and cash flows.

Over 31%, 37% and 34% of our sales in our 2005, 2004 and 2003 fiscal years, respectively, were made to the U.S. Government either directly or indirectly through prime contractors or subcontractors. Because U.S. Government contracts are dependent on the U.S. defense budget, any significant disruption or decline in U.S. Government expenditures in the future, changes in U.S. Government spending priorities, other legislative changes, or a change in our relationship with the U.S. Government could result in the loss of some or all of our government contracts, which, in turn would result in a decrease in our earnings and cash flow.

In addition, U.S. Government contracts are also conditioned upon continuing congressional approval and the appropriation of necessary funds. Congress usually appropriates funds for a given program each fiscal year even though contract periods of performance may exceed one year. Consequently, at the outset of a major program, multi-year contracts are usually funded for only the first year, and additional monies are normally committed to the contract by the procuring agency only as Congress makes appropriations for future fiscal years. We cannot ensure that any of our government contracts will continue to be funded from year to year. If such contracts are not funded, our sales may decline, which could negatively affect our results of operations and result in decreased cash flows.

We are subject to risks particular to companies supplying defense-related equipment and services to the U.S. Government. The occurrence of any of these risks could cause a loss of or decline in our sales to the U.S. Government.

U.S. Government contracts contain termination provisions and are subject to audit and modification

The U.S. Government has the ability unilaterally to:

•                  terminate existing contracts, including for the convenience of the government or because of a default in our performance of the contract;

•                  reduce the value of existing contracts;

•                  cancel multi-year contracts or programs;

•                  audit our contract related costs and fees, including allocated indirect costs;

•                  suspend or debar us from receiving new contracts pending resolution of alleged violations of procurement laws or regulations; and

•                  control and potentially prohibit the export of our products, technology or other data.

All of our U.S. Government contracts can be terminated by the U.S. Government either for its convenience or if we default by failing to perform under the contract. Termination for convenience provisions provide only for our recovery of costs incurred or committed, settlement expenses and profit on the work completed prior to termination. Termination for default provisions provide for the contractor to be liable for excess costs incurred by the U.S. Government in procuring undelivered items from another source. Our contracts with foreign governments generally contain similar provisions relating to termination at the convenience of the customer.

The U.S. Government may review or audit our direct and indirect costs and performance on certain contracts, as well as our accounting and general business practices for compliance with complex statutes and regulations, including the Truth in Negotiations Act, Federal Acquisition Regulations, Cost Accounting Standards, and other administrative regulations. Like most government contractors, the U.S. Government audits our costs and performance on a continual basis, and we have outstanding audits. Based on the results of these audits, the U.S. Government may reduce our contract related costs and fees, including allocated indirect costs. In addition, under U.S. Government regulations, some of our costs, including certain financing costs, research and development costs, and marketing expenses, may not be reimbursable under U.S. Government contracts.

We are subject to laws and regulations related to our U.S. Government contracts business, which may impose additional costs on our business.

As a U.S. Government contractor, we must comply with and are affected by laws and regulations related to our performance of our government contracts and our business. These laws and regulations may impose additional costs on our business. In addition, we are subject to audits, reviews and investigations of our compliance with these laws and regulations. If we are found to have failed to comply with these laws and regulations, then we may be fined, we may not be reimbursed for costs incurred in performing the contracts, our contracts may be terminated, and we may be unable to obtain new contracts. Any of these actions would cause our revenue to decrease. If a government review, audit, or investigation uncovers improper or illegal activities, then we may be subject to civil or criminal penalties and administrative sanctions, including forfeiture of claims and profits, suspension of payments, statutory penalties, fines, and suspension or debarment.

In addition, many of our U.S. Government contracts require our employees to maintain various levels of security clearances, and we are required to maintain certain facility clearances. Complex regulations and requirements apply to obtaining and maintaining security clearances and facility clearances, and obtaining such clearances can be a lengthy process. To the extent we are not able to obtain or maintain security clearances or facility clearances, we also may not be able to seek or perform future classified contracts. If we are unable to do any of the foregoing, we will not be able to maintain or grow our business, and our revenue may decline.

As a result of our U.S. Government business, we may be subject to false claim suits, and a judgment against us in any of these suits could cause us to be liable for substantial damages.

Our business with the U.S. Government, subjects us to “qui tam,” or whistle blower, suits brought by private plaintiffs in the name of the U.S. Government upon the allegation that we submitted a false claim to the U.S. Government, as well as to false claim suits brought by the U.S. Government. A judgment against us in a qui tam or false claim suit could cause us to be liable for substantial damages (including treble damages and monetary penalties) and could carry penalties of suspension or debarment, which would make us ineligible to receive any U.S. Government contracts for a period of up to three years. Any material judgment, or any suspension or debarment, could result in increased costs, which could negatively affect our results of operations. In addition, any of the foregoing could cause a loss of customer confidence and could negatively harm our business and our future prospects.

Some of our sole-provider business from the U.S. Government in the future may be subject to competitive bidding.

Some of the business that we will seek from the U.S. Government in the future may be awarded through a competitive bidding process. Competitive bidding on government contracts presents risks that are not common to certain commercial contracts, such as:

•                  the need to bid on programs in advance of contract performance, which may result in unforeseen performance issues and costs; and

•                  the expense and delay that may arise if our competitors protest or challenge the award made to us, which could result in a reprocurement, modified contract, or reduced work.

If we fail to win competitively bid contracts, or fail to perform these contracts in a profitable manner, our sales and results of operations will suffer.

We generate sales from contracts with foreign governments, and significant changes in policies or to appropriations of those governments could have an adverse effect on our business, results of operations and financial condition.

Approximately 19% of our fiscal year 2005 sales were made directly or indirectly to foreign governments. Significant changes to appropriations or national defense policies, disruptions of our relationships with foreign governments or terminations of our foreign government contracts could have an adverse effect on our business, results of operations and financial condition.

Our international operations subject us to the social, political and economic risks of doing business in foreign countries.

We conduct a substantial portion of our business, employ a substantial number of employees, and use external sales organizations, in Canada and in other countries outside of the United States. Direct sales to customers located outside the United States were 33%, 30% and 34% in fiscal years 2005, 2004 and 2003, respectively. As a result, we are subject to risks of doing business internationally. Circumstances and developments related to international operations that could negatively affect our business, results of operations and financial condition include the following:

•                  difficulties and costs of staffing and managing international operations;

•                  currency restrictions, which may prevent the transfer of capital and profits to the United States;

•                  changes in currency rates with respect to the U.S. dollar;

•                  changes in regulatory requirements;

•                  U.S. and foreign government policies;

•                  potentially adverse tax consequences;

•                  restrictions imposed by the U.S. Government on the export of certain products and technology;

•                  the responsibility of complying with multiple and potentially conflicting laws;

•                  the impact of regional or country specific business cycles and economic instability; and

•                  geopolitical developments and conditions, including international hostilities, acts of terrorism and governmental reactions, trade relationships and military and political alliances.

Limitations on imports, currency exchange control regulations, transfer pricing regulations and tax laws and regulations could adversely affect our international operations, including the ability of our non-U.S. subsidiaries to declare dividends or otherwise transfer cash among our subsidiaries to pay interest and principal on our debt.

Laws and regulations restricting the sale of our products to foreign customers could impair our ability to make sales to foreign customers.

Licenses for the export of many of our products are required from government agencies in accordance with various regulations, including the United States Export Administration Regulations and the International Traffic In Arms Regulations. Under these regulations, we must obtain a license or permit from the U.S. Government before making foreign sales of certain of our products that have been designated as important for national security. These laws and regulations could adversely impact our sales and business for the following reasons:

•                  In order to obtain the license for the sale of such a product, we are required to obtain information from the potential customer and provide it to the U.S. Government. If the U.S. Government determines that the sale presents national security risks, it may not approve the sale.

•                  Delays caused by the requirement to obtain the required license may cause us to lose potential foreign sales to overseas competitors who may not be subject to comparable restrictions and delays.

•                  If we make a sale in violation of these laws and regulations, we could be subject to fines or penalties.

Our business, results of operations and financial condition may be adversely affected by increased or unexpected costs incurred by us on our contracts and sales orders.

The terms of virtually all of our contracts and sales orders require us to perform the work under the contract or sales order for a predetermined fixed price. As a result, we bear the risk of increased or unexpected costs associated with a contract or sales order, which may reduce our profit or cause us to sustain losses. Future increased or unexpected costs on a significant number of our contracts and sales orders could adversely affect our results of operations and financial condition.

Environmental laws and regulations and other obligations relating to environmental matters could subject us to liability for fines, clean-ups and other damages, require us to incur significant costs to modify our operations and increase our manufacturing costs.

Environmental laws and regulations could limit our ability to operate as we are currently operating and could result in additional costs.

We are subject to a variety of U.S. federal, state and local, as well as foreign, environmental laws and regulations relating, among other things, to wastewater discharge, air emissions, handling of hazardous materials, disposal of solid and hazardous wastes, and remediation of soil and groundwater contamination. We use a number of chemicals or similar substances, and generate wastes, that are classified as hazardous. We require environmental permits to conduct many of our operations. Violations of environmental laws and regulations could result in substantial fines, penalties, and other sanctions. Changes in environmental laws or regulations (or in their enforcement) affecting or limiting, for example, our chemical uses, certain of our manufacturing processes, or our disposal practices, could restrict our ability to operate as we are currently operating or impose additional costs. In addition, we may experience releases of certain chemicals or discover existing contamination, which could cause us to incur material cleanup costs or other damages.

We could be subject to significant liabilities if Varian Medical Systems does not satisfy the obligations associated with existing environmental contamination.

When we purchased our electron devices business in 1995, Varian Medical Systems agreed to indemnify us for various environmental liabilities relating to the business prior to the sale, with certain exceptions and limitations. Varian Medical Systems is undertaking the environmental investigation and remedial work at the remaining two of our manufacturing facilities that are known to require environmental remediation, Palo Alto, California and Beverly, Massachusetts. In addition, Varian Medical Systems has been sued or threatened with suit with respect to environmental obligations related to these manufacturing facilities. If Varian Medical Systems does not comply fully with its indemnification obligations to us or does not continue to have the financial resources to comply fully with those obligations, we could be subject to significant liabilities.

We could be subject to significant liabilities if existing environmental insurance and indemnification payments from Varian Medical Systems are not sufficient to satisfy the obligations associated with existing environmental contamination at our former San Carlos, California facility.

Our San Carlos, California facility is under contract for sale and redevelopment. This facility has preexisting soil and groundwater contamination that has been the subject of some remediation and is expected to undergo additional remediation by the purchaser after the sale closes. In connection with the pending sale of that facility, we released Varian Medical Systems from certain of its pre-existing environmental indemnity obligations related to that property, although the purchaser of the property has acquired pollution liability insurance that is intended to cover the expected remediation costs of that property. If the combination of the proceeds of this insurance and the amounts to be paid by Varian Medical Systems under its remaining indemnification obligations are not sufficient to cover the remediation costs and pollution liability associated with the San Carlos property, we could be subject to significant costs and liabilities.

We have only a limited ability to protect our intellectual property rights, which are important to our success.

Our success depends, in part, upon our ability to protect our proprietary technology and other intellectual property. We rely on a combination of trade secrets, confidentiality policies, nondisclosure and other contractual arrangements, and patent, copyright and trademark laws to protect our intellectual property rights. The steps we take to protect our intellectual property may not be adequate to prevent or deter infringement or other violation of our intellectual property, and we may not be able to detect unauthorized use or take appropriate and timely steps to enforce our intellectual property rights. In addition, we cannot be certain that our processes and products do not or will not infringe or otherwise violate the intellectual property rights of others. Infringement or other violations of intellectual property rights could cause us to incur significant costs and prevent us from selling our products and could have a material adverse effect on our business, results of operations and financial condition.

Our inability to obtain certain necessary raw materials and key components could disrupt the manufacture of our products and cause our sales and results of operations to suffer.

We obtain certain raw materials and key components necessary for the manufacture of our products, such as molybdenum, cupronickel, OFHC copper, and some cathodes from a limited group of, or occasionally sole, suppliers. If any of our suppliers fails to meet our needs, we may not have readily available alternatives. Delays in component deliveries could cause delays in product shipments and require the redesign of certain products. If we are unable to obtain necessary raw materials and key components from our suppliers under favorable purchase terms and on a timely basis, or to develop alternative sources, our ability to manufacture products could be disrupted or delayed, and our sales and results of operations could suffer.

We may not be successful in implementing part of our growth strategy if we are unable to identify and acquire suitable acquisition targets or integrate acquired companies successfully.

Finding and consummating acquisitions is one of the components of our growth strategy. Our ability to grow by acquisition depends on the availability of acquisition candidates at reasonable prices and our ability to obtain additional acquisition financing on acceptable terms. We may experience competition in making acquisitions from larger companies with significantly greater resources. We are likely to use significant amounts of cash, issue additional equity securities or incur additional debt in connection with future acquisitions, each of which could have a material adverse effect on our business. There can be no assurance that we will be able to obtain the necessary funds to carry out acquisitions on commercially reasonable terms, or at all.

In addition, future acquisitions could place demands on our management and our operational and financial resources and could cause or result in the following:

•                  difficulties in assimilating and integrating the operations, technologies and products acquired;

•                  the diversion of our management’s attention from other business concerns;

•                  our operating and financial systems and controls being inadequate to deal with our growth;

•                  our entering markets in which we have limited or no prior experience; and

•                  the potential loss of key employees.

Our backlog is subject to modifications and terminations of orders, which could negatively impact our sales.

Backlog represents firm orders for which goods and services are yet to be provided, including with respect to government contracts that are cancelable at will. As of March 31, 2006, we had an order backlog of $197.7 million. Although historically the amount of modifications and terminations of our orders has not been material compared to our total contract volume, customers can, and sometimes do, terminate or modify these orders. Cancellations of purchase orders or reductions of product quantities in existing contracts could substantially and materially reduce our backlog and consequently, our future revenues. Our failure to replace canceled or reduced backlog could negatively impact our sales and results of operations.

We are in the process of relocating our Eimac operating division from our San Carlos, California to our Palo Alto and Mountain View, California facilities, which could result in disruptions to our operations and unexpected costs.

In connection with the relocation of our San Carlos, California facility to our Palo Alto, California and Mountain View, California facilities, we will have to: decommission specialized production equipment; build out our Palo

Alto and Mountain View, California locations; and configure, install and test our specialized equipment in its new locations. During this process we expect that our Eimac operating division will suffer production inefficiencies, delayed product deliveries to our customers and reduced sales. In addition, the San Carlos move will negatively impact our fiscal year 2006 results of operations because we will not be able to reduce our fixed overhead costs to offset the expected reductions in sales during the periods impacted by the move.

In addition, our results of operations could be adversely affected if we incur unexpected move or buildout costs associated with the San Carlos move. Finally, any delays in product deliveries caused by the San Carlos move could affect our customer relations, which could result in lower sales after the San Carlos move is completed.

We may not be able to continue to achieve profitability in the future, and if we are not profitable, our stock price may decline.

We were profitable from fiscal years 1996 to 1998, as well as in fiscal years 2003 and 2005. However, from fiscal years 1999 to 2002, and in fiscal year 2004, we incurred net losses. We cannot ensure that we will continue to achieve profitability in the future. Future revenues and profits will depend upon various factors, including continued acceptance of our products and services in the various markets that we serve, the competitive position of our products in those markets, our ability to enhance or improve on our existing products and develop new products and our ability to continue to control the costs and expenses associated with the operation of our business, such as sales and marketing, personnel, and product development and enhancement. Our profitability could also be adversely affected by purchase accounting charges related to future acquisitions, and potential impairment charges related to goodwill and other intangible assets. If we are unable to sustain our profitability, our stock price may decline.

We may not be able to timely comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

Beginning in fiscal year 2007, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we must perform and report our evaluation of internal controls over financial reporting, and our independent registered public accounting firm must attest to and report on the adequacy of management’s evaluation and the effectiveness of such controls, on an annual basis. Our efforts to comply with Section 404 have resulted in, and are likely to continue to result in, significant costs, the commitment of time and operational resources and the diversion of management’s attention. Because compliance with these requirements is complex and time consuming, there can be no assurance that we will be able to implement the requirements of Section 404 in a timely fashion. In addition, because of the time and expense required to evaluate our internal controls, our independent registered public accounting firm may have limited time before its attestation is required, which may prevent our accountants from being able to adequately test and subsequently to report on our internal controls. If we fail to timely complete our assessment of internal controls, or if our independent registered public accounting firm cannot report on our assessment, we could suffer a loss of public confidence in our internal controls. In addition, any failure to implement required new or improved controls, or difficulties encountered in implementation, could harm our operating results or cause us to fail to timely meet our regulatory reporting obligations.

RISKS RELATED TO OUR INDEBTEDNESS

We have a substantial amount of debt and we may incur substantial additional debt in the future, which could adversely affect our financial health and our ability to obtain financing in the future and to react to changes in our business.

We have a substantial amount of debt and may incur additional debt in the future. As of March 31, 2006, our total consolidated indebtedness was $295 million and we had $35.8 million of additional borrowings available under the revolver under our senior credit facilities. Pro forma, after giving effect to the repayment of $47.5 million in aggregate principal amount of the outstanding term loan amounts under our senior credit facilities in May 2006, our total consolidated indebtedness as of March 31, 2006 was $247.5 million and we had $35.8 million of additional borrowings available under the revolver under our senior credit facilities. Our substantial amount of debt could have important consequences to us and you, including, without limitation, the following:

•                  it will require us to dedicate a substantial portion of our cash flow from operations to payments on indebtedness, which will reduce the funds available for working capital, capital expenditures and other general corporate expenses;

•                  it could have the effect of limiting our flexibility in planning for, or reacting to, changes in our business, the markets in which we compete and the economy at large;

•                  it could place us at a disadvantage compared to our competitors that have proportionately less debt;

•                  it could adversely affect our relationship with customers and suppliers;

•                  it could limit our ability to borrow additional funds in the future, if needed, because of applicable financial and restrictive covenants of our indebtedness;

•                  it could make it more difficult for us to satisfy our obligations to our noteholders under our outstanding notes and our senior credit facilities; and

•                  it could make us more vulnerable to interest rate increases because a portion of our borrowings is, and will continue to be, at variable rates of interest.

A default under our debt obligations could result in the acceleration of those obligations. We may not have the ability to fund our debt obligations in the event of such a default. This may adversely affect our ability to operate our business and therefore could adversely affect our results of operations and financial condition, and consequently, the price of our common stock. In addition, we may incur substantial additional debt in the future. If current debt levels increase, the related risks that we and you now face will intensify.

The agreements and instruments governing our debt contain restrictions and limitations that could limit our flexibility in operating our business.

Our senior credit facilities and the indentures governing our outstanding notes have a number of significant covenants that, among other things, restrict our ability to:

•                  incur additional indebtedness;

•                  sell assets or consolidate or merge with or into other companies;

•                  pay dividends or repurchase or redeem capital stock;

•                  make certain investments;

•                  issue capital stock of our subsidiaries;

•                  incur liens; and

•                  enter into certain types of transactions with our affiliates.

These covenants could have the effect of limiting our flexibility in planning for, or reacting to, changes in our business and the markets in which we compete.

Under our senior credit facilities, we are required to satisfy and maintain specified financial ratios and tests. Events beyond our control may affect our ability to comply with those provisions, and we may not be able to meet those ratios and tests, which would result in a default under our senior credit facilities. In addition, our senior credit facilities and the indenture governing Communications & Power Industries’ 8% senior subordinated notes restrict Communications & Power Industries’ ability to make distributions to us. Because we are a holding company with no operations of our own, we rely on distributions from Communications & Power Industries, our wholly owned subsidiary, to satisfy our obligations under our floating rate senior notes. If Communications & Power Industries is unable make distributions to us, and we cannot obtain other funds to satisfy our obligations under our floating rate senior notes, a default under our floating rate senior notes could result.

The breach of any covenants or obligations in our senior credit facilities and the indentures governing our outstanding notes could result in a default under the applicable debt agreement or instrument and could trigger acceleration of (or the right to accelerate) the related debt. Because of cross-default provisions in the agreements and instruments governing our indebtedness, a default under one agreement or instrument could result in a default under, and the acceleration of, our other indebtedness. In addition, the lenders under our senior credit facilities could proceed against the collateral securing that indebtedness. If any of our indebtedness were to be accelerated, it could adversely affect our ability to operate our business or we may be unable to repay such debt, and therefore such acceleration could adversely affect our results of operations and financial condition, and consequently, the price of our common stock.

Our ability to generate the significant amount of cash needed to service our debt and to fund capital expenditures or other liquidity needs depends on many factors beyond our control.

Our ability to service our debt and to fund our planned capital expenditures and ongoing operations will depend on our ability to generate cash and to obtain financing in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors affecting our industry that are beyond our control. If we do not generate sufficient cash flow from operations, and sufficient future borrowings are not available under our senior credit facilities or from other sources of financing, we may not be able to repay our debt or fund capital expenditures or our other liquidity needs. As of March 31, 2006, on a consolidated basis, we had principal repayment obligations of $0 in each of fiscal years 2006, 2007 and 2008, $19 million in fiscal year 2009, $71 million in fiscal year 2010 and $205 million thereafter. Pro forma, after giving effect to the repayment of $47.5 million in aggregate principal amount of the outstanding term loan amounts under our senior credit facilities in May 2006, as of March 31, 2006, on a consolidated basis, we had principal repayment obligations of $0 in each of fiscal years 2006, 2007, 2008 and 2009, $42.5 million in fiscal year 2010 and $205 million thereafter. Based on our debt obligations and interest rates at March 31, 2006, our current annual debt service costs are approximately $24 million per year, and pro forma, after giving effect to the repayment of $47.5 million in aggregate principal amount of our outstanding term loan, our current annual debt service costs are approximately $21 million.

Our outstanding notes and our senior credit facilities are subject to change of control provisions. We may not have the ability to raise funds necessary to fulfill our obligations under our debt following a change of control, which could place us in default thereunder.

We may not have the ability to raise funds necessary to fulfill our obligations under our debt following a change of control, which would place us in default thereunder. We may not have the ability to raise the funds necessary to fulfill our obligations under our outstanding notes and our senior credit facilities following a change of control. Under the indentures governing our notes, upon the occurrence of specified change of control events, we are required to offer to repurchase the notes. However, we may not have sufficient funds at the time of the change of control event to make the required repurchase of our notes. In addition, a change of control under our senior credit facilities would result in an event of default thereunder and permit the acceleration of the outstanding obligations under the senior credit facilities.

RISKS RELATED TO OUR COMMON STOCK

The price of our common stock may fluctuate, which could negatively affect the value of your investment.

The market price of our common stock may fluctuate widely as a result of various factors, such as period-to-period fluctuations in our actual or anticipated operating results, sales of our common stock by our existing equity investors, developments in our industry, the failure of securities analysts to cover our common stock or changes in financial estimates by analysts, failure to meet financial estimates by analysts, competitive factors, general economic and securities market conditions and other external factors. Also, securities markets worldwide experience significant price and volume fluctuations. This market volatility, as well as general economic or market conditions, and market conditions affecting the stock of companies in our industry in particular, could reduce the market price of our common stock in spite of our operating performance. You may be unable to resell your shares of our common stock at or above the purchase price for your shares or at all.

If our share price is volatile, we may be the target of securities litigation, which is costly and time-consuming to defend.

In the past, following periods of market volatility in the price of a company’s securities, securityholders have often instituted class action litigation. If the market value of our common stock experiences adverse fluctuations and we become involved in this type of litigation, regardless of the outcome, we could incur substantial legal costs and our management’s attention could be diverted from the operation of our business, causing our business to suffer.

Future sales of shares of our common stock in the public market could depress our stock price and make it difficult for you to recover the full value of your investment.

We cannot predict the effect, if any, that market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of our common stock prevailing from time to time. Future sales, or the perception or availability for sale in the public market, of substantial amounts of our common stock could adversely affect the market price of our common stock.

In addition, we may issue a substantial number of shares of our common stock under our stock incentive and stock purchase plans. As of May 15, 2006, we had options outstanding to purchase 3,191,698 shares of our common stock under our 2000 Stock Option Plan, our 2004 Stock Incentive Plan and our 2006 Equity and Performance Incentive Plan, of which 2,359,225 were exercisable as of such date. In addition our 2006 Equity and Performance Incentive Plan and 2006 Employee Stock Purchase Plan provide for the issuance of up to an additional 1,853,645 shares of our common stock to officers, directors and consultants. The issuance of significant additional shares of our common stock upon the exercise of outstanding options or otherwise pursuant to these stock plans could have a material adverse effect on the market price of our common stock and could significantly dilute the interests of other stockholders.

The controlling position of Cypress will limit your ability to influence corporate matters.

As of May 15, 2006, entities affiliated with The Cypress Group collectively own over 55.5% of our outstanding shares of common stock. Accordingly, the entities affiliated with Cypress have significant influence over our management and affairs and over most matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions. The entities affiliated with Cypress will also be able to deter any attempted change of control. This concentrated control will limit your ability to influence corporate matters and, as a result, we may take actions that some of our stockholders do not view as beneficial. Accordingly, the market price of our common stock could be adversely affected.

Our anti-takeover provisions could prevent or delay a change in control of our company, even if such change of control would be beneficial to our stockholders.

Provisions of our amended and restated certificate of incorporation and amended and restated bylaws as well as provisions of Delaware law could discourage, delay or prevent a merger, acquisition or other change in control of our company. These provisions include:

•                  a board of directors that is classified such that only one-third of directors are elected each year;

•                  authorizing the issuance of “blank check” preferred stock that could be issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt;

•                  limitations on the ability of stockholders to call special meetings of stockholders;

•                  prohibiting stockholder action by written consent and requiring all stockholder actions to be taken at a meeting of our stockholders;

•                  establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings; and

•                  requiring that the affirmative vote of the holders of at least two thirds (66 2/3%) of the voting power of our issued and outstanding capital stock entitled to vote in the election of directors be obtained to amend certain provisions of our amended and restated certificate of incorporation.

In addition, Section 203 of the Delaware General Corporation Law, which will apply to us after affiliates of Cypress collectively cease to own at least 15% of the total voting power of our common stock, limits business combination transactions with 15% stockholders that have not been approved by the board of directors. These provisions and other similar provisions make it more difficult for a third party to acquire us without negotiation. These provisions may apply even if the transaction may be considered beneficial by some stockholders.

The failure to maintain a minimum share price of $1.00 per share of common stock could result in delisting of our shares on the Nasdaq National Market, which would harm the market price of our common stock.

In order to retain our listing on the Nasdaq National Market we are required to maintain a minimum bid price of $1.00 per share. If the bid price falls below the $1.00 minimum for more than 30 consecutive trading days, we will have 180 days to satisfy the $1.00 minimum bid price for a period of at least 10 trading days. If we are unable to take action to increase the bid price per share (either by reverse stock split or otherwise), we could be subject to delisting from the Nasdaq National Market.

The failure to maintain our listing on the Nasdaq National Market would harm the liquidity of our common stock and would have an adverse effect on the market price of our common stock. As a result, the liquidity of our common stock would be impaired, not only in the number of shares that could be bought or sold, but also through delays in the timing of transactions, reduction in security analysts’ and news media’s coverage and lower prices for our common stock than might otherwise be attained. In addition, our common stock would become subject to the “penny stock” rules that impose additional sales practice  requirements on broker-dealers who sell such securities.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of our common stock by the selling stockholders pursuant to this resale prospectus. All proceeds from the sale of our common stock by the selling stockholders will be for the account of such selling stockholders.

SELLING STOCKHOLDERS

The following table lists the names of each selling stockholder and the number of shares of our common stock that could be sold by that individual pursuant to this resale prospectus.

Name & Title	Number of Shares of Common Stock Beneficially Owned Prior to the Offering	Number of Shares of Common Stock That May be Offered(1)	Number of Shares of Common Stock Beneficially Owned After the Offering	Percent of Outstanding Common Stock Beneficially Owned After the Offering(2)
Michael F. Finley Director(3)(4)	8,872,071	3,333	8,868,738	55.3%

Jeffrey P. Hughes, Director(3)(5)	8,869,849	1,111	8,868,738	55.3%

Michael Targoff Chairman(6)	77,049	2,222	74,827	*

Chris Toffales Vice Chairman and Director(7)	20,671	1,111	19,560	*

William P. Rutledge Director(8)	2,222	2,222	—	*

* Represents less than 1% of total.

(1)                                  Does not constitute a commitment to sell any or all of the stated number of shares of our common stock. The number of shares of our common stock offered shall be determined from time to time by each selling stockholder in his sole discretion.

(2)                                  Percentage of beneficial ownership is based on 16,030,153 shares of our common stock issued and outstanding as of May 15, 2006.

(3)                                  Amount of shares beneficially owned includes 8,868,738 shares beneficially owned by Cypress Associates II LLC (“Cypress Associates”), which consists of 8,429,065 shares owned by Cypress Merchant Banking Partners II L.P., 358,332 shares owned by Cypress Merchant B II C.V. and 81,341 shares owned by 55th Street Partners II L.P. (collectively, the “Cypress Funds”). Cypress Associates is the managing general partner of Cypress Merchant B II C.V. and the general partner of Cypress Merchant Banking Partners II L.P. and 55th Street Partners II L.P., and has voting and investment power over the shares held or controlled by each of these funds. Jeffrey P. Hughes and James A. Stern, each of whom is a managing member of Cypress Associates, may be deemed to share beneficial ownership of the shares shown as beneficially owned by Cypress Associates and by the Cypress Funds. In addition, Messrs. Finley and Hughes are members of the investment committee that exercises voting control over the shares owned by the Cypress Funds. Each of the foregoing individuals disclaims beneficial ownership of the shares shown as beneficially owned by Cypress Associates and the shares shown as beneficially owned by the Cypress Funds.

(4)                                  Amount of shares beneficially owned includes 3,333 unvested shares. The unvested shares will vest as follows:  1/3 of the shares will vest on the day before the 2007 annual stockholders’ meeting, 1/3 of the shares will vest on the day before the 2008 annual stockholders’ meeting and 1/3 of the shares will vest on the day before the 2009 annual stockholders’ meeting. Unvested shares are generally subject to forefeiture restrictions in the event of the termination of Mr. Finley’s status as a director.

(5)                                  Amount of shares beneficially owned includes 1,111 unvested shares. The unvested shares will vest on the day before the 2007 annual stockholders’ meeting. Unvested shares are generally subject to forefeiture restrictions in the event of the termination of Mr. Hughes’ status as a director.

(6)                                  Amount of shares beneficially owned includes (i) 2,222 unvested shares and (ii) 9,807 shares of our common stock issuable upon the exercise of options that are presently exercisable or exercisable within sixty (60) days after May 15, 2006. The unvested shares will vest as follows: 1/2 of the shares will vest on the day before the 2007 annual stockholders’ meeting and 1/2 of the shares will vest on the day before the 2008 annual stockholders’ meeting. Unvested shares are generally subject to forefeiture restrictions in the event of the termination of Mr. Targoff’s status as a director.

(7)                                  Amount of shares beneficially owned includes (i) 1,111 unvested shares and (ii) 9,807 shares of our common stock issuable upon the exercise of options that are presently exercisable or exercisable within (60) days after May 15, 2006. The unvested shares will vest on the day before the 2007 annual stockholders’ meeting. Unvested shares are generally subject to forefeiture restrictions in the event of the termination of Mr. Toffales’ status as a director.

(8)                                  Amount of shares beneficially owned consists of 2,222 unvested shares. The unvested shares will vest as follows: 1/2 of the shares will vest on the day before the 2007 annual stockholders’ meeting and 1/2 of the shares will vest on the day before the 2008 annual stockholders’ meeting. Unvested shares are generally subject to forefeiture restrictions in the event of the termination of Mr. Rutledge’s status as a director.

PLAN OF DISTRIBUTION

The selling stockholders and their successors, including their transferees and donees, may sell the common stock offered under this resale prospectus directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved. Neither we nor the selling stockholders can estimate the amount of this compensation.

The common stock offered under this resale prospectus may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, that may involve crosses or block transactions:

•                  on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the common stock may be listed or quoted at the time of sale;

•                  in the over-the-counter market;

•                  in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•                  through the writing of options, whether the options are listed on an options exchange or otherwise; or

•                  through the settlement of short sales.

In connection with the sale of the common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. Except as provided in Section 16(c) of the Securities Act of 1933, the selling stockholders may also sell the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts and commissions, if any. Each of the selling stockholders reserves the right to accept or to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock may be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act of 1933. If the selling stockholders are “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, they will be subject to the prospectus delivery requirements of the Securities Act of 1933.

In addition, any securities covered by this resale prospectus that qualify for sale pursuant to Rule 144 of the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this resale prospectus. A selling stockholder may not sell any common stock described in this resale prospectus and may not transfer, devise or gift these securities by other means not described in this resale prospectus.

To the extent required, the specific common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this resale prospectus is a part. This resale prospectus also may be used, with our consent, by donees of the selling stockholders, or by other persons acquiring shares and who wish to offer and sell shares under circumstances requiring or making desirable its use.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

The selling stockholders may indemnify brokers, dealers, agents or underwriters that participate in transactions involving sales of the shares against specific liabilities, including liabilities arising under the Securities Act of 1933 and/or the Securities Exchange Act of 1934. We will pay substantially all of the expenses incident to this offering of the shares by the selling stockholders to the public other than commissions and discounts of underwriters, brokers, dealers or agents.

We may suspend the use of this resale prospectus if we learn of any event that causes this resale prospectus to include an untrue statement of a material fact or to omit to state a material fact required to be stated in the resale prospectus or necessary to make the statements in the resale prospectus not misleading in the light of the circumstances then existing. If this type of event occurs, a prospectus supplement or post-effective amendment, if required, will be distributed to each selling stockholder.

LEGAL MATTERS

The validity of the issuance of the shares offered hereby has been passed upon by Irell & Manella LLP, Los Angeles, California.

EXPERTS

The consolidated balance sheets of CPI International, Inc. and subsidiaries as of September 30, 2005 and October 1, 2004, and the related consolidated statements of operations, stockholders’ equity (deficit) and comprehensive income, and cash flows for the year ended September 30, 2005 and for the 36-week period ended October 1, 2004, and for the 16-week period ended January 22, 2004 and the year ended October 3, 2003 of Communications & Power Industries Holding Corporation and subsidiaries, have each been incorporated by reference herein in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3.    Incorporation of Documents by Reference.

The following documents and information previously filed with the Securities and Exchange Commission by us are hereby incorporated by reference in this Registration Statement:

(i)                                     Our annual report on Form 10-K for the fiscal year ended September 30, 2005, and our Form 10-K/A for such fiscal year;

(ii)                                   Our quarterly report on Form 10-Q for the quarter ended December 30, 2005;

(iii)                                Our quarterly report on Form 10-Q for the quarter ended March 31, 2006;

(iv)                               Our current report on Form 8-K filed on February 16, 2006;

(v)                                  Our current report on Form 8-K filed on May 3, 2006;

(vi)                               Our prospectus dated April 27, 2006, as filed by us under Rule 424(b)(4) on May 1, 2006; and

(vii)                            The description of our common stock set forth, or incorporated by reference, in our Registration Statement on Form 8-A filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on April 24, 2006, and any amendment or report filed for the purpose of updating any such description.

All reports and other documents subsequently filed by us (other than information furnished pursuant to Item 2.02, Item 7.01 or Item 9.01 of Form 8-K or as otherwise permitted by the rules of the Securities and Exchange Commission) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is incorporated or deemed to be incorporated herein by reference modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) authorizes a corporation to indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The DGCL does not permit indemnification in any threatened, pending or completed action or suit by or in the right of the corporation in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection therewith. Section 102 of the DGCL also allows a corporation to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provisions shall not eliminate or limit the liability of a director:

(i)              for any breach of the director’s duty of loyalty to the corporation or its stockholders;

(ii)           for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(iii)        for unlawful payments of dividends or unlawful stock purchases or redemptions; or

(iv)       for any transaction from which the director derived an improper personal benefit.

These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.

The registrant’s amended and restated certificate of incorporation provides that, to the fullest extent that the DGCL or any other applicable law as it exists or as it may be amended permits the limitation or elimination of the liability of directors, no directors of the registrant will be liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

The registrant’s amended and restated certificate of incorporation and amended and restated bylaws provide that, to the fullest extent permitted by law, the registrant shall indemnify any director or officer of the registrant against all expenses (including attorneys’ fees), judgments, fines and amounts paid in the defense or settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, and whether brought by or in the right of the registrant, to which he or she was or is a party or threatened to be made a party by reason of his or her current or former position with the registrant or by reason of the fact that he or she is or was serving, at the request of the registrant, as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

The registrant maintains officers’ and directors’ insurance covering certain liabilities that may be incurred by officers and directors in the performance of their duties. In addition, the registrant has entered into indemnification agreements with each of its directors and executive officers that provide for indemnification and expense advancement to the fullest extent permitted under the DGCL.

Item 7.    Exemption From Registration Claimed.

The securities that may be reoffered or resold pursuant to this Registration Statement were issued to the selling stockholders named herein in connection with their service as directors of the Registrant in a transaction that did not involve any public offering and was exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) of the Securities Act of 1933.

Item 8.    Exhibits.

See Exhibit Index beginning on page II-5 of this Registration Statement, which is incorporated herein by reference.

Item 9.    Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)              To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Palo Alto, state of California, on May 26, 2006.

CPI International, Inc.
By:	/s/ Joel A. Littman
Joel A. Littman
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 26, 2006.

Signature		Title

	/s/*	Chief Executive Officer and Director
	O. Joe Caldarelli	(Principal Executive Officer)

	/s/ Joel A. Littman	Chief Financial Officer, Treasurer
	Joel A. Littman	and Secretary (Principal Financial and Accounting Officer)

	/s/*	Chairman of the Board of Directors
Michael Targoff

	/s/*	Director
Michael F. Finley

	/s/*	Director
Jeffrey P. Hughes

	/s/*	Director
William P. Rutledge

	/s/*	Director
Chris Toffales

*By:	/s/ Joel A. Littman
Joel A. Littman, Attorney-in-fact

INDEX TO EXHIBITS

Exhibit No.

4.1	Specimen common stock certificate (incorporated by reference to Exhibit 4.5 to the registrant’s Registration Statement on Form S-1/A filed on April 11, 2006 (Commission File No. 333-130662))

4.2

Amended and Restated Certificate of Incorporation of the registrant, filed with the Delaware Secretary of State on April 7, 2006 (incorporated by reference to Exhibit 3.3 to the registrant’s Registration Statement on Form S-1/A filed on April 11, 2006 (Commission File No. 333-130662))

4.3

Amended and Restated Bylaws of the registrant (incorporated by reference to Exhibit 3.4 to the registrant’s Registration Statement on Form S-1/A filed on April 11, 2006 (Commission File No. 333-130662))

4.4

2006 Equity and Performance Incentive Plan (incorporated by reference to Exhibit 10.24 to the registrant’s Registration Statement on Form S-1/A filed on April 11, 2006 (Commission File No. 333-130662))

4.5

Form of Stock Option Agreement (IPO Grant) under 2006 Equity and Performance Incentive Plan (incorporated by reference to Exhibit 10.25 to the registrant’s Registration Statement on Form S-1/A filed on April 11, 2006 (Commission File No. 333-130662))

4.6

Form of Stock Option Agreement (Senior Executives) (IPO Grant) under 2006 Equity and Performance Incentive Plan (incorporated by reference to Exhibit 10.26 to the registrant’s Registration Statement on Form S-1/A filed on April 11, 2006 (Commission File No. 333-130662)

4.7

Form of Stock Option Agreement (Directors) under 2006 Equity and Performance Incentive Plan (incorporated by reference to Exhibit 10.27 to the registrant’s Registration Statement on Form S-1/A filed on April 11, 2006 (Commission File No. 333-130662))

4.8

Form of Restricted Stock Agreement (Directors) under 2006 Equity and Performance Incentive Plan (incorporated by reference to Exhibit 10.28 to the registrant’s Registration Statement on Form S-1/A filed on April 11, 2006 (Commission File No. 333-130662))

5.1	Opinion of Irell & Manella LLP

23.1	Consent of Irell & Manella LLP (included as part of Exhibit 5.1)

23.2	Consent of KPMG LLP

24.1	Power of Attorney